Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement No. 333-29299 on Form S-8 of Full House Resorts, Inc. (the Company) of our report dated June 13, 2011 related to the financial statements of Grand Victoria Casino and Resort, LP as of and for the years ended December 31, 2010 and 2009, appearing in Item 99.1 of this current report on Form 8-K/A of the Company dated June 15, 2011.
/s/ Deloitte & Touche LLP
Louisville, Kentucky
June 15, 2011